Sub-Item 77QI(a)
Copies of any material amendments to the registrant's charter or bylaws:

Amended Schedule B, dated March 30, 2011 to the Declaration of Trust dated November 5,
2004, as filed with the Securities and Exchange Commission on March 30, 2011 (Accession
Number 0001193125-11-082703).

Amended Schedule B, dated May 19, 2011 to the Declaration of Trust dated November 5,
2004, as filed with the Securities and Exchange Commission on May 26, 2011 (Accession
Number 0001193125-11-151562).

Amended Schedule B, dated June 23, 2011 to the Declaration of Trust dated November 5,
2004, as filed with the Securities and Exchange Commission on June 28, 2011 (Accession
Number 0001193125-11-175452).